May 2, 2007

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Posts Increase in First Quarter 2007 Earnings

LINCOLN, NE – May 2, 2007 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported quarterly diluted earnings per share of $0.55 for the three months ended March 31, 2007, or a 1.9 percent increase, compared to diluted earnings per share of $0.54 for the same period one year ago.

Net income also increased 1.9 percent for the three months ended March 31, 2007 to $9.4 million compared to $9.2 million for the same period in 2006.

Highlights from the first quarter of 2007 included:

•	Total deposits at March 31, 2007 increased $98.4 million, or 4.8 percent, to $2.2 billion compared to December 31, 2006;
•	Net interest income increased 7.1 percent to $31.2 million for the three months ended March 31, 2007 compared to the same period one year ago;
•	Noninterest income increased 9.3 percent to $7.0 million for the three months ended March 31, 2007 compared to the same period one year ago; and
•	Net interest margin increased to 3.93 percent compared to 3.87 percent one year ago.

“Despite the recent challenges experienced in selected regional housing markets and the continuation of flat interest rate trends, our core franchise delivered a solid performance for the first quarter,” said Gilbert G. Lundstrom, chairman and chief executive officer. “Looking forward, we remain focused on building long-term shareholder value by producing strong results from core operations and by seeking new business development opportunities.”

Synopsis of First Quarter 2007 Performance

Net Interest Income

Net interest income for the three months ended March 31, 2007 increased $2.1 million, or 7.1 percent, to $31.2 million compared to the same period ended March 31, 2006. The quarter-over-quarter increase in net interest income was attributable primarily to increased levels of net loan receivables supplemented by higher yields on interest-earning assets.

Average interest rate spread and net interest margin were 3.50 percent and 3.93 percent, respectively, for the three months ended March 31, 2007 compared to 3.57 percent and 3.87 percent, respectively, for the same period one year ago. Despite a 71 basis point increase in the average yield on interest-earning assets, rising rates on interest-bearing liabilities contributed to a modest seven basis point rate compression on the average interest rate spread between the two comparative quarterly periods. Irrespective of this rate compression, net interest margin actually increased for the three month period ended March 31, 2007 compared to the comparable quarter in 2006 due to an increase of $53.4 million in net interest earning assets.

Noninterest Income

For the three months ended March 31, 2007, noninterest income increased 9.3 percent to $7.0 million compared to $6.4 million for the same period in 2006. The increase in noninterest income was driven primarily by an increase of $468,000 in deposit and debit card-related fees.

Noninterest Expense

Noninterest expense for the three months ended March 31, 2007 increased to $21.5 million compared to $19.3 million for the three months ended March 31, 2006. The increase in quarter-over-quarter noninterest expense was attributable primarily to increases of $1.3 million in salaries and employee benefits related to increases in full-time equivalent personnel and normal salary increases and $646,000 in other operating expense.

Asset Quality

Nonperforming loans at March 31, 2007 were $40.3 million, or 1.32 percent of net loans, compared to $30.1 million, or 0.99 percent of net loans, at December 31, 2006. Nonperforming assets totaled $46.8 million, or 1.36 percent of total assets, at March 31, 2007 compared to $35.3 million, or 1.03 percent of total assets, at December 31, 2006. The increase in nonperforming loans and assets for the first three months of 2007 resulted from an $11.8 million increase in nonperforming residential construction loans offset by a $1.6 million collective decline in other lending categories.

As part of the Company’s long-standing policy on minimizing asset quality exposure, the Bank has historically not participated in subprime residential real estate lending. The Office of Thrift Supervision (“OTS”), the Bank’s federal regulatory agency, defines subprime loans as loans to borrowers displaying one or more credit risk characteristics including lending to a borrower with a credit bureau risk score (“FICO”) of 660 or below.

As disclosed in the December 31, 2006 earnings release and a follow-up supplemental report, the Company reported it had a group of residential construction loans located in the Cape Coral area of southwest Florida. These loans, made to individual homebuyers wishing to build a second or retirement home in the Cape Coral area, are for properties located in a fully platted, zoned and infrastructure-complete housing development with direct waterfront access for many lots.

To limit geographic loan concentration, the Bank discontinued purchasing residential construction loans in the Cape Coral area from a local Florida-based mortgage brokerage firm by December 31, 2005. At March 31, 2006, the Bank had 874 residential construction loan commitments totaling $233.2 million in the Cape Coral area with disbursed funds amounting to $110.0 million. Each borrower in the Cape Coral area possessed a strong credit score which met Fannie Mae or other secondary market underwriting guidelines (average FICO score for Cape Coral borrowers at March 31, 2007 was 741, materially higher than levels associated with subprime borrowers as defined above) and had also obtained a contractual commitment for permanent financing with third-party lenders upon completion of the residence. At March 31, 2006, only one loan of $360,000 was 90 days or more delinquent.

A substantially higher than expected surge in residential construction building permit applications occurred in the Cape Coral area in early to mid-2006 which resulted in unusual delays in the commencement of construction. In many cases, these delays extended beyond the original term of the residential construction loan. The backlog of residential construction permits awaiting issuance has returned to normal levels and as a result, several residential construction builders are actively constructing homes for the Bank’s borrowers.

Notwithstanding localized construction delays and a correction of housing values in selected Florida markets, the Bank reduced its Cape Coral residential construction loan commitments from March 31, 2006 by 37.9 percent to $144.9 million at December 31, 2006 and total outstandings declined 23.5 percent to $84.2 million.

The Bank has taken a number of aggressive, pro-active steps designed to address its Florida residential construction loan delinquencies. These measures include offering loan and lot modification loans to qualified borrowers, identifying large, highly-respected local builders to construct homes at 2006 price levels and finding other third-party lenders who will offer permanent financing and closing cost incentives to borrowers for completed homes. The Bank has also reclaimed servicing functions on a number of loans from the Florida mortgage broker, required the broker to engage new legal counsel to handle foreclosure matters and entered into various loss-sharing agreements with the Florida mortgage broker. Through March 31, 2007, the Bank has not charged-off any residential construction loan balances in the Cape Coral area and is planning to aggressively pursue all legal remedies against any delinquent Florida borrower.

For the first quarter of 2007, residential construction loan commitments in the Cape Coral area further decreased 17.3 percent to $119.9 million at March 31, 2007 compared to $144.9 million at December 31, 2006. Disbursed funds associated with these loans declined an additional 13.3 percent to $72.9 million at March 31, 2007, compared to $84.2 million at year-end 2006, and represented less than 2.4 percent of the Bank’s total net loans. Of the Bank’s $29.9 million of nonperforming residential construction loans at March 31, 2007, $19.5 million related to Cape Coral loans. Since March 31, 2007, the Bank’s Cape Coral loans continue to decline as borrowers pay off loans on a weekly basis.

We believe that, based on information currently available to us at this time, our allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonable to estimate at the present time. Actual losses are dependent upon future events and, as such, further changes to the level of allowances for loan losses may become necessary based on changes in economic conditions and other factors.

The Company’s total charged off loans, net of recoveries, amounted to $691,000 for the three months ended March 31, 2007 compared to $422,000 for the same period one year ago. The majority of the Company’s charged off loans reported for the latest quarterly period were automobile and other consumer-related loans.

The provision for loan losses for the three months ended March 31, 2007 was $1.5 million compared to $1.3 million for the three months ended March 31, 2006. The allowance for loan losses as a percent of net loans was 1.11 percent at March 31, 2007 compared to 1.07 percent one year ago.

Consolidated Statements of Financial Condition

Total assets at March 31, 2007 were $3.44 billion, an increase of $10.1 million compared to $3.43 billion at December 31, 2006.

Total liabilities at March 31, 2007 remained virtually unchanged at $3.1 billion compared to December 31, 2006. However, total deposits increased $98.4 million, or 4.8 percent, to $2.2 billion at March 31, 2007 compared to $2.1 billion at December 31, 2006. Deposit growth for the first quarter of 2007 was driven primarily by the Company’s enhanced retail sales initiatives and resulted in increases in time deposits, business banking and consumer core deposits. The quarterly increase in deposits was offset by a $98.1 million decline in FHLBank advances and other borrowings.

Stockholders’ equity increased $11.1 million, or 3.2 percent, to $364.4 million at March 31, 2007 compared to $353.3 million at December 31, 2006. The increase in stockholders’ equity resulted primarily from an increase in retained earnings related to $9.4 million in net income earned during the three month period ended March 31, 2007.

The Company did not repurchase any of its common stock during the three months ended March 31, 2007. Under a Board-authorized stock buyback plan, the Company remains eligible to repurchase approximately 1.5 million shares of stock. To date, nearly 4.6 million shares have been repurchased.

Shareholders of record at March 15, 2007 were paid a $0.07 per share quarterly cash dividend on March 30, 2007. The March payment was the thirteenth consecutive quarterly cash dividend paid to shareholders since the inception of the Company’s dividend program in March 2004.

The Bank’s tangible, core and risk-based capital positions continue to meet and exceed all federally mandated regulatory guidelines. Throughout its publicly traded existence, the Bank has consistently been recognized as “well capitalized” by the federal government; the highest rating awarded to federally insured financial institutions.

Other Developments

At a ceremony held at the Nebraska State Capitol, Governor Dave Heineman recognized TierOne Bank upon achieving its 100th anniversary on March 27, 2007. The event launched the beginning of a series of brand-building marketing efforts designed to enhance market perception and awareness, develop new consumer and business account relationships and build profitable market share.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Celebrating its 100th Anniversary in 2007, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated changes in fiscal, monetary, regulatory, trade and tax policies and laws; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation and Subsidiaries
Consolidated Statements of Financial Condition
March 31, 2007 (Unaudited) and December 31, 2006

(Dollars in thousands, except per share data)	March 31, 2007	December 31, 2006
ASSETS
Cash and due from banks	$68,178	$86,808
Federal funds sold	16,000	--

Total cash and cash equivalents	84,178	86,808

Investment securities:
Held to maturity, at cost which approximates fair value	85	90
Available for sale, at fair value	121,236	105,000
Mortgage-backed securities, available for sale, at fair value	10,722	12,272
Loans receivable:
Net loans (includes loans held for sale of $ 14,699 and $19,285
at March 31, 2007 and December 31, 2006, respectively)	3,044,850	3,050,160
Allowance for loan losses	(33,906)	(33,129)

Net loans after allowance for loan losses	3,010,944	3,017,031

FHLBank Topeka stock, at cost	62,976	62,022
Premises and equipment, net	39,433	39,821
Accrued interest receivable	22,610	23,023
Goodwill	42,162	42,228
Other intangible assets, net	7,967	8,391
Mortgage servicing rights (lower of cost or market), net	12,520	12,467
Other assets	26,428	22,016

Total assets	$3,441,261	$3,431,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,150,753	$2,052,343
FHLBank Topeka advances and other borrowings	864,317	962,376
Advance payments from borrowers for taxes, insurance and
other escrow funds	24,941	27,203
Accrued interest payable	6,487	6,620
Accrued expenses and other liabilities	30,343	29,344

Total liabilities	3,076,841	3,077,886

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,057,813 and 18,041,413 shares issued and outstanding
at March 31, 2007 and December 31, 2006, respectively	226	226
Additional paid-in capital	360,553	358,733
Retained earnings, substantially restricted	120,471	112,111
Treasury stock, at cost; 4,517,262 and 4,533,662 shares at
March 31, 2007 and December 31, 2006, respectively	(105,025)	(105,406)
Unallocated common stock held by Employee Stock
Ownership Plan	(11,288)	(11,664)
Accumulated other comprehensive loss, net	(517)	(717)

Total stockholders’ equity	364,420	353,283

Total liabilities and stockholders’ equity	$3,441,261	$3,431,169

TierOne Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2007	2006
Interest income:
Loans receivable	$56,065	$48,102
Investment securities	2,429	2,015
Other interest-earning assets	171	76

Total interest income	58,665	50,193
Interest expense:
Deposits	17,896	13,142
FHLBank Topeka advances and other borrowings	9,574	7,915

Total interest expense	27,470	21,057

Net interest income	31,195	29,136
Provision for loan losses	1,468	1,331

Net interest income after provision
for loan losses	29,727	27,805

Noninterest income:
Fees and service charges	5,501	5,047
Debit card fees	761	616
Loss from real estate operations, net	(134)	(6)
Net gain (loss) on sales of:
Investment securities	--	21
Loans held for sale	628	545
Real estate owned	(5)	(70)
Other operating income	253	253

Total noninterest income	7,004	6,406

Noninterest expense:
Salaries and employee benefits	13,118	11,775
Occupancy, net	2,413	2,216
Data processing	621	568
Advertising	1,002	1,088
Other operating expense	4,345	3,699

Total noninterest expense	21,499	19,346

Income before income taxes	15,232	14,865
Income tax expense	5,854	5,663

Net income	$9,378	$9,202

Net income per common share, basic	$0.56	$0.56

Net income per common share, diluted	$0.55	$0.54

Dividends declared per common share	$0.07	$0.06

Average common shares outstanding, basic (000’s)	16,601	16,389

Average common shares outstanding, diluted (000’s)	17,161	17,032

TierOne Corporation and Subsidiaries
Selected Financial and Other Data

(Dollars in thousands)	March 31, 2007	December 31, 2006
Selected Financial and Other Data:
Total assets	$3,441,261	$3,431,169
Cash and cash equivalents	84,178	86,808
Investment securities:
Held to maturity, at cost which approximates fair value	85	90
Available for sale, at fair value	121,236	105,000
Mortgage-backed securities, available for sale, at fair value	10,722	12,272
Loans receivable:
Loans held for sale	14,699	19,285
Total loans receivable	3,611,702	3,662,950
Unamortized premiums, discounts and deferred loan fees	6,728	5,602
Loans in process	(588,279)	(637,677)

Net loans	3,044,850	3,050,160
Allowance for loan losses	(33,906)	(33,129)

Net loans after allowance for loan losses	3,010,944	3,017,031

Deposits	2,150,753	2,052,343
FHLBank Topeka advances and other borrowings	864,317	962,376
Stockholders’ equity	364,420	353,283
Nonperforming loans	40,286	30,050
Nonperforming assets	46,800	35,314
Allowance for loan losses	33,906	33,129
Nonperforming loans as a percent of net loans	1.32%	0.99%
Nonperforming assets as a percent of total assets	1.36%	1.03%
Allowance for loan losses as a percent of
nonperforming loans	84.16%	110.25%
Allowance for loan losses as a percent of net loans	1.11%	1.09%

	Three Months Ended March 31,
Selected Operating Ratios:	2007	2006
Average yield on interest-earning assets	7.38%	6.67%
Average rate on interest-bearing liabilities	3.88%	3.10%
Average interest rate spread	3.50%	3.57%
Net interest margin	3.93%	3.87%
Average interest-earning assets to average
interest-bearing liabilities	112.22%	110.77%
Net interest income after provision for loan
losses to noninterest expense	138.27%	143.72%
Total noninterest expense to average assets	2.54%	2.41%
Efficiency ratio (1)	55.17%	53.19%
Return on average assets	1.11%	1.15%
Return on average equity	10.49%	11.75%
Average equity to average assets	10.55%	9.75%
Return on tangible equity (2)	12.08%	13.89%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.
(2)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders’ equity adjusted for goodwill and other intangible assets.

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Three Months Ended March 31,
	2007			2006
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	13,090	171	5.23%	7,156	76	4.25%
Investment securities (1)	173,340	2,306	5.32	161,387	1,825	4.52
Mortgage-backed securities (1)	11,578	123	4.25	19,002	190	4.00
Loans receivable (2)	2,980,236	56,065	7.52	2,823,180	48,102	6.82

Total interest-earning assets	3,178,244	58,665	7.38%	3,010,725	50,193	6.67%

Noninterest-earning assets	210,954			202,971

Total assets	3,389,198			3,213,696

Interest-bearing liabilities:
Interest-bearing checking accounts	344,974	972	1.13%	382,671	1,068	1.12%
Savings accounts	45,731	54	0.47	56,289	75	0.53
Money market accounts	401,736	3,027	3.01	377,538	2,389	2.53
Time deposits	1,147,523	13,843	4.83	1,075,824	9,610	3.57

Total interest-bearing deposits	1,939,964	17,896	3.69	1,892,322	13,142	2.78
FHLBank Topeka advances and
other borrowings	892,093	9,574	4.29	825,626	7,915	3.83

Total interest-bearing liabilities	2,832,057	27,470	3.88%	2,717,948	21,057	3.10%
Noninterest-bearing accounts	132,173			118,800
Other liabilities	67,300			63,663

Total liabilities	3,031,530			2,900,411
Stockholders’ equity	357,668			313,285

Total liabilities and stockholders’ equity	3,389,198			3,213,696

Net interest-earning assets	346,187			292,777
Net interest income; average interest rate spread		31,195	3.50%		29,136	3.57%
Net interest margin (3)			3.93%			3.87%
Average interest-earning assets to average interest-
bearing liabilities			112.22%			110.77%

(1) Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2) Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3) Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	March 31, 2007		December 31, 2006
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$336,583	9.28%	$339,080	9.21%
Second mortgage residential	113,358	3.13	120,510	3.27
Multi-family residential	129,538	3.57	148,922	4.05
Commercial real estate	386,773	10.66	396,620	10.77
Land and land development	496,712	13.70	494,887	13.44
Residential construction	721,181	19.89	780,991	21.21
Commercial construction	540,658	14.91	491,997	13.36
Agriculture	78,082	2.15	68,459	1.86

Total real estate loans	2,802,885	77.29	2,841,466	77.17

Business	224,146	6.18	220,669	5.99

Agriculture - operating	89,946	2.48	94,455	2.56

Warehouse mortgage lines of credit	106,353	2.94	112,645	3.06

Consumer loans:
Home equity	72,810	2.01	71,476	1.94
Home equity line of credit	125,270	3.45	130,071	3.53
Home improvement	52,074	1.44	55,513	1.51
Automobile	86,050	2.37	87,575	2.38
Other	66,867	1.84	68,365	1.86

Total consumer loans	403,071	11.11	413,000	11.22

Total loans	3,626,401	100.00%	3,682,235	100.00%

Unamortized premiums, discounts
and deferred loan fees	6,728		5,602
Loans in process	(588,279)		(637,677)

Net loans	3,044,850		3,050,160
Allowance for loan losses	(33,906)		(33,129)

Net loans after allowance for loan losses	3,010,944		3,017,031

(1) Includes loans held for sale	$14,699		$19,285

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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